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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
NOVEMBER 1, 2013
Chevron Reports Third Quarter Net Income of $5.0 Billion

SAN RAMON, Calif., November 1, 2013 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.0 billion ($2.57 per share – diluted) for the third quarter 2013, compared with $5.3 billion ($2.69 per share – diluted) in the 2012 third quarter.
Sales and other operating revenues in the third quarter 2013 were $57 billion, compared to $56 billion in the year-ago period.

Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2013	2012	2013	2012
Earnings by Business Segment
Upstream	$5,092	$5,139	$15,957	$16,930
Downstream	380	689	1,847	3,374
All Other	(522)	(575)	(1,311)	(1,370)
Total (1)(2)	$4,950	$5,253	$16,493	$18,934
(1) Includes foreign currency effects	$(276)	$(293)	$272	$(323)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Our third quarter earnings were down from a year ago,” said Chairman and CEO John Watson, “primarily reflecting lower margins for refined products in the current period.”
“We continue to make good progress on our major capital projects,” Watson added. “Construction continues, and important milestones are being reached, on our Gorgon and Wheatstone LNG projects in Australia. Important interim construction goals have been recently reached for our Jack/St. Malo and Big Foot deepwater projects in the Gulf of Mexico, in preparation for their project start-ups scheduled for late 2014. We are also moving forward on the development of our liquids-rich unconventional properties in the United States.”
Recent upstream highlights include:

•
Australia – Signed binding long-term Sales and Purchase Agreements with Tohoku Electric Power Company, Inc. for Wheatstone LNG. Binding long-term agreements now cover 85 percent of Chevron’s equity LNG offtake from Wheatstone.

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•	Australia – Acquired exploration interests in two blocks located in the deepwater Bight Basin offshore South Australia.

•	Canada – Successfully concluded the initial twelve-well exploration drilling program in the liquids-rich portion of the Duvernay Shale.
“In the downstream business, we continued to advance our growth investments,” said Watson. Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, announced a final investment decision on its U.S. Gulf Coast Petrochemicals Project. This project will include an ethane cracker with an annual design capacity of 1.5 million metric tons per year and two polyethylene facilities, each with an annual design capacity of 500,000 metric tons per year.
The company purchased $1.25 billion of its common stock in the third quarter 2013 under its share repurchase program.
UPSTREAM
Worldwide net oil-equivalent production was 2.59 million barrels per day in the third quarter 2013, up from 2.52 million barrels per day in the 2012 third quarter. The increase was primarily driven by lower maintenance-related downtime at Tengizchevroil and project ramp-ups in the United States, Nigeria and Angola, partially offset by normal field declines.

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2013	2012	2013	2012
Earnings	$1,026	$1,122	$3,241	$3,969
U.S. upstream earnings of $1.03 billion in the third quarter 2013 were down $96 million from a year earlier, as higher crude oil and natural gas realizations and increased production were more than offset by higher depreciation, exploration and operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $97 in the third quarter 2013, up from $91 a year ago. The average sales price of natural gas was $3.23 per thousand cubic feet, compared with $2.63 in last year’s third quarter.
Net oil-equivalent production of 655,000 barrels per day in the third quarter 2013 was up 18,000 barrels per day, or 3 percent, from a year earlier. Production increases in the Delaware Basin in New Mexico and the Marcellus Shale in western Pennsylvania, along with the absence of weather-related downtime in the Gulf of Mexico, were partially offset by normal field declines elsewhere. The net liquids component of oil-equivalent production increased 2 percent in the 2013 third quarter to 448,000 barrels per day, while net natural gas production increased 5 percent to 1.24 billion cubic feet per day.

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International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2013	2012	2013	2012
Earnings*	$4,066	$4,017	$12,716	$12,961
*Includes foreign currency effects	$(188)	$(252)	$259	$(241)
International upstream earnings of $4.07 billion increased $49 million from the third quarter 2012. The increase between quarters was primarily due to higher volumes and realizations for crude oil, largely offset by the absence of a 2012 gain of approximately $600 million from the sale of an equity interest in the Wheatstone Project, and higher operating expenses in the current period. Foreign currency effects decreased earnings by $188 million in the 2013 quarter, compared with a decrease of $252 million a year earlier.
The average sales price for crude oil and natural gas liquids in the third quarter 2013 was $104 per barrel, up from $98 a year earlier. The average price of natural gas was $5.88 per thousand cubic feet, compared with $6.03 in last year’s third quarter.
Net oil-equivalent production of 1.93 million barrels per day in the third quarter 2013 was up 51,000 barrels per day, or 3 percent, from a year ago. Production increased primarily due to lower maintenance-related downtime at Tengizchevroil and project ramp-ups in Nigeria and Angola, partially offset by normal field declines. The net liquids component of oil-equivalent production increased 2 percent to 1.28 million barrels per day, while net natural gas production increased 3 percent to 3.91 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2013	2012	2013	2012
Earnings	$249	$456	$522	$1,717
U.S. downstream operations earned $249 million in the third quarter 2013 compared with earnings of $456 million a year earlier. The decrease was mainly due to lower margins on refined product sales and higher operating expenses reflecting repair and maintenance activities at company refineries. The decrease was partially offset by higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input of 831,000 barrels per day in the third quarter 2013 increased 52,000 barrels per day from the year-ago period. The increase was primarily due to the absence of effects of an August 2012 incident at the refinery in Richmond, California that shut down the crude unit, partially offset by planned maintenance activities at the refinery in El Segundo, California in the current period.

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Refined product sales of 1.19 million barrels per day were up 12,000 barrels per day from the third quarter 2012, mainly reflecting higher gasoline sales. Branded gasoline sales increased 2 percent to 529,000 barrels per day.
International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2013	2012	2013	2012
Earnings*	$131	$233	$1,325	$1,657
*Includes foreign currency effects	$(86)	$(43)	$20	$(76)
International downstream operations earned $131 million in the third quarter 2013 compared with $233 million a year earlier. Current quarter earnings decreased due to lower margins on refined product sales, partially offset by a favorable change in effects on derivative instruments. Foreign currency effects decreased earnings by $86 million in the 2013 quarter, compared with a decrease of $43 million a year earlier.
Refinery crude oil input of 885,000 barrels per day in the third quarter 2013 decreased 24,000 barrels per day from the year-ago period. Total refined product sales of 1.56 million barrels per day in the 2013 third quarter were essentially flat with the year-ago period.

ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2013	2012	2013	2012
Net Charges*	$(522)	$(575)	$(1,311)	$(1,370)
*Includes foreign currency effects	$(2)	$2	$(7)	$(6)
All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.
Net charges in the third quarter 2013 were $522 million, compared with $575 million in the year-ago period. The change between periods was mainly due to lower employee compensation and benefits expenses and other corporate charges, partially offset by an impairment of a power-related equity affiliate.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2013 were $28.9 billion, compared with $22.7 billion in the corresponding 2012 period. The amounts included $1.8 billion in 2013 and $1.4 billion in 2012 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Capital expenditures increased between periods as work progressed on a number of major capital projects, particularly two Australian LNG projects and two deepwater Gulf of Mexico

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projects. In addition, the company acquired new resource opportunities in Australia, the Permian Basin and the Kurdistan Region of Iraq, along with interests in the Kitimat LNG Project in Canada. Expenditures for upstream represented 92 percent of the companywide total in the first nine months of 2013.

# # #
NOTICE
Chevron’s discussion of third quarter 2013 earnings with security analysts will take place on Friday, November 1, 2013, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
Chevron will post selected fourth quarter 2013 interim performance data for the company and industry on its Web site on Thursday, January 9, 2014, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company

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operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$56,603	$55,660	$166,206	$174,336
Income from equity affiliates	1,635	1,274	5,703	5,074
Other income	265	1,110	781	1,947
Total Revenues and Other Income	58,503	58,044	172,690	181,357
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	34,822	33,982	102,005	106,807
Operating, selling, general and administrative expenses	7,263	7,046	21,440	19,839
Exploration expenses	559	475	1,135	1,371
Depreciation, depletion and amortization	3,658	3,370	10,551	9,859
Taxes other than on income *	3,366	3,239	9,852	9,125
Interest and debt expense	—	—	—	—
Total Costs and Other Deductions	49,668	48,112	144,983	147,001
Income Before Income Tax Expense	8,835	9,932	27,707	34,356
Income tax expense	3,839	4,624	11,068	15,317
Net Income	4,996	5,308	16,639	19,039
Less: Net income attributable to noncontrolling interests	46	55	146	105
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,950	$5,253	$16,493	$18,934

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.58	$2.71	$8.58	$9.69
- Diluted	$2.57	$2.69	$8.52	$9.62
Dividends	$1.00	$0.90	$2.90	$2.61

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,914,047	1,945,840	1,921,429	1,954,584
- Diluted	1,929,831	1,960,141	1,936,797	1,968,939

* Includes excise, value-added and similar taxes.	$2,223	$2,163	$6,364	$5,879

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CHEVRON CORPORATION - FINANCIAL REVIEW Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Upstream
United States	$1,026	$1,122	$3,241	$3,969
International	4,066	4,017	12,716	12,961
Total Upstream	5,092	5,139	15,957	16,930
Downstream
United States	249	456	522	1,717
International	131	233	1,325	1,657
Total Downstream	380	689	1,847	3,374
All Other (1)	(522)	(575)	(1,311)	(1,370)
Total (2)	$4,950	$5,253	$16,493	$18,934

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$17,014	$20,939
Time Deposits	$1,308	$708
Marketable Securities	$258	$266
Total Assets	$247,838	$232,982
Total Debt	$18,581	$12,192
Total Chevron Corporation Stockholders' Equity	$144,779	$136,524

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2013	2012	2013	2012
United States
Upstream	$2,067	$1,696	$5,913	$5,043
Downstream	517	442	1,287	1,121
Other	159	188	446	340
Total United States	2,743	2,326	7,646	6,504
International
Upstream	7,605	5,841	20,566	15,419
Downstream	230	262	690	747
Other	7	1	17	3
Total International	7,842	6,104	21,273	16,169
Worldwide	$10,585	$8,430	$28,919	$22,673
(1)  Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$219	$84	$450	$182
International	465	457	1,304	1,186
Total	$684	$541	$1,754	$1,368

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended September 30		Nine Months Ended September 30
OPERATING STATISTICS (1)	2013	2012	2013	2012
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	448	440	452	452
International	1,279	1,249	1,281	1,302
Worldwide	1,727	1,689	1,733	1,754
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,242	1,184	1,241	1,180
International	3,910	3,778	3,983	3,840
Worldwide	5,152	4,962	5,224	5,020
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	655	637	659	649
International	1,930	1,879	1,945	1,941
Worldwide	2,585	2,516	2,604	2,590
SALES OF NATURAL GAS (MMCF/D):
United States	5,643	5,447	5,795	5,457
International	4,072	4,008	4,279	4,349
Worldwide	9,715	9,455	10,074	9,806
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	133	152	137	154
International	90	92	89	87
Worldwide	223	244	226	241
SALES OF REFINED PRODUCTS (MB/D):
United States	1,195	1,183	1,169	1,231
International (5)	1,561	1,561	1,520	1,550
Worldwide	2,756	2,744	2,689	2,781
REFINERY INPUT (MB/D):
United States	831	779	742	877
International (6)	885	909	858	853
Worldwide	1,716	1,688	1,600	1,730

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	43	45	42	42
Venezuela Affiliate - Synthetic Oil	30	1	23	14
(3) Includes natural gas consumed in operations (MMCF/D):
United States (7)	70	54	74	64
International	518	504	519	523
(4)    Net Oil-equivalent production is the sum of net liquids production and net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	474	491	472	522
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.
(7) 2012 conforms to 2013 presentation.